Exhibit 99.1

Brocade Reports First Quarter Fiscal Year 2007 Results

Q1 07 Record Revenue of $224.2 Million Increases 7% Sequentially and 32% Year-Over-Year

Q1 07 GAAP Net Income of $33.3 Million Increases 67% Sequentially and 245% Year-Over-Year

          SAN JOSE, Calif., Feb. 26 /PRNewswire-FirstCall/ -- Brocade(R)  (Nasdaq: BRCD), the leader in networked storage solutions that help enterprises connect and manage their information, today reported financial results for its first quarter of fiscal year 2007 (Q1 07), which ended  January 27, 2007. Revenues for Q1 07 were a record $224.2 million.  Revenues for Q1 07 increased 7% from $208.8 million reported in the fourth quarter of fiscal year 2006 (Q4 06) and increased 32% from $170.1 million reported in the first quarter of fiscal year 2006 (Q1 06).

          Commenting on the Company’s first quarter results, Michael Klayko, Brocade CEO said, “Overall, we had a phenomenal quarter which culminated with shareholder approval of the McDATA acquisition.  We are starting the combined Company from a position of strength with many opportunities to extend our leadership position in core SAN switching and to continue broadening our innovative solutions in the enterprise data center.  It’s an exciting time for Brocade and an exciting time for the industry.”

          Reporting on a GAAP basis, net income for Q1 07 was $33.3 million, or $0.12 per share basic and diluted. This reflects an increase in GAAP net income of 67% from $20.0 million, or $0.07 per share basic and diluted in Q4 06, and an increase of 245% from GAAP net income of $9.7 million, or $0.04 per share basic and diluted in Q1 06.

          Non-GAAP net income for Q1 07 was $49.4 million or $0.18 per share basic and $0.17 per share diluted. This reflects an increase of 25% from non-GAAP net income of $39.4 million, or $0.15 per share basic and $0.14 per share diluted in Q4 06, and increase of 91% from non-GAAP net income of  $25.9 million, or $0.10 per share basic and diluted in Q1 06. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included herein.

Q1 07 Financial Highlights

--	Q1 07 non-GAAP operating margin was 26.1%, compared to non-GAAP operating margin of 21.5% in Q4 06 and non-GAAP operating margin of 17.3% in Q1 06.

--

Q1 07 cash flow from operations was $33.3 million, compared to $52.8 million in Q4 06 and $32.0 million in Q1 06.  Historically, the Company’s cash flows are seasonally stronger in the second and fourth fiscal quarters and seasonally weaker in the first and third fiscal quarters due to the timing of employee compensation programs.

--

Cash and cash equivalents and investments at the end of Q1 07 were $631.7 million compared to $582.6 million in Q4 06 and cash and cash equivalents and investments balance, including restricted short-term investments, net of the Company’s convertible debt as of Q1 06 was $510.2 million.

--	Day sales outstanding in accounts receivable for Q1 07 were 38 days, compared to 43 days in Q4 06 and 41 days in Q1 06.

--

In Q1 07, three customers, EMC, HP, and IBM, each accounted for 10% or more of total revenues and together represented approximately 72% of total revenues.  The same three customers each accounted for 10% or more of total revenues and together represented approximately 74% in Q4 06 and 72% in Q1 06 of total revenues.

--	In Q1 07, as a percent of total, domestic revenue was 59% and international was 41%. This compares to 63% and 37%, respectively in Q4 06 and 63% and 37%, respectively, in Q1 06.

--	As of January 27, 2007, the Company had 1,532 employees, compared with 1,440 employees as of October 28, 2006 and 1,208 employees as of January 28, 2006.

          Q1 07 Business Highlights:

          Brocade acquired privately held Silverback Systems, Inc., a provider of network acceleration technologies headquartered in Campbell, California. Silverback develops network processors that help to accelerate the speed and performance of storage traffic in networked storage environments. This acquisition enables Brocade to further deliver on its vision of extending the value of shared storage for enterprise customers.

          Brocade and Packeteer announced the availability of the new software-only version of the Brocade Tapestry Wide Area File Services (WAFS) solution.  The new release of Brocade WAFS provides customers with easy-to-deploy choice for optimizing Branch Office IT efficiencies and improving enterprise-wide file data access.

          Certification Magazine ranked two Brocade certification programs among the top 5 most lucrative credentials for IT professionals. Of the leading 96 programs surveyed by Certification Magazine, Brocade Certified SAN Manager (BCSM) ranked second and Brocade Certified SAN Designer (BCSD) ranked third in terms of highest salaries. A third Brocade certification, Brocade Certified Fabric Professional, also ranked in the top 10, making Brocade the only company with three certification programs in the top 10.

          Following the close of the quarter, Brocade made several other key announcements:

          On January 29, Brocade announced the completion of the acquisition of McDATA. The combination of Brocade and McDATA creates the world’s leading storage networking company with significant benefits for customers, partners, and shareholders. The Company plans to deliver new levels of interoperability and SAN management to protect and extend customers’ investments as they evolve and grow their data centers. The acquisition also brings Brocade important new skills and resources that will allow it to further broaden its range of solutions and services to its customers and OEM partners.  The combined Company’s headcount is now approximately 2,400 employees.

          McDATA’s financial results are not included in Brocade’s results for Q1 07 or any prior period.  However, beginning in the second quarter of fiscal 2007, McDATA’s financial results will be included in the combined Company’s results.

          Brocade also embarked on a new branding campaign.  The campaign, which includes an updated corporate logo and Website, aims to heighten Brocade’s awareness level with current and new customers across its markets, and signifies the new breadth and depth of Brocade technologies, solutions, and brand reach.

          Brocade announced that its Board of Directors authorized an additional $200 million for stock repurchases, which adds to the $52.7 million remaining under the previously announced $100 million stock repurchase program. Under the previous authorization, the Company repurchased a total of 7.9 million shares for an aggregate of $47.3 million as of the fourth quarter of fiscal 2006.

          Brocade announced its first interoperability solution for blade server SAN switches, enabling interoperability across SAN vendors and also simplifying management, and reducing costs for enterprises deploying bladed servers.

          Brocade 48000 Director was named the Gold award winner in TechTarget’s annual Storage Product of the Year Awards Program. This award further highlights Brocade’s commitment to developing products with the highest standards of excellence for its customers.

          Non-GAAP Financial Measures

          This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

          Management believes that the non-GAAP net income measure used in this press release allows management to gain a better understanding of the Company’s comparative operating performance from period-to-period and to its competitors’ operating results.  Management also believes these non-GAAP measures help indicate the Company baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results.  Accordingly, management uses these non-GAAP measures for planning and forecasting of future periods and in making decisions regarding operations performance and the allocation of resources. Management believes these non-GAAP earnings measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

--	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

--	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

--	a better understanding of how management plans and measures the Company’s underlying business; and

--	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

          Management excludes certain gains or losses and benefits or costs in determining non-GAAP net income that are the result of infrequent events, or arise outside the ordinary course of our continuing operations. Management believes that it is appropriate to evaluate the Company’s operating performance by excluding those items that are not indicative of ongoing operating results or limit comparability. Such items include:  (i) acquisition and integration costs, (ii) call premium on debt redemption, (iii) legal fees associated with indemnification costs, SEC investigation and other related costs and (iv) SEC settlement provision.

          Management also excludes the following non-cash charges in determining non-GAAP net income: (i) stock-based compensation and (ii) amortization of purchased intangible assets. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, management believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, management believes that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected on our income statement. Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.

          Finally, management believes that it is appropriate to exclude the tax effects of the items noted above in order to present a more meaningful measure on non-GAAP net income.

          Limitations. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

          First Quarter Fiscal 2007 Conference Call and Web Cast Information

          Brocade management will host a conference call to discuss first quarter fiscal 2007 results on Monday, February 26, 2007 at 2:00 p.m. Pacific Time.   To access the live Web Cast, please visit Brocade’s Website at www.brocade.com/investors at least 20 minutes prior to the call to download any necessary audio or plug-in software. A telephone replay will be available approximately two hours after the conference call ends and will be available until 12:00 p.m. Pacific Time on March 5, 2007. A replay of the conference call will be available via the Web Cast at www.brocade.com/investors for approximately twelve months.  To access the replay, please dial 800.642.1687 for domestic access and +1 706.645.9291 for international callers; the access code for the telephone replay is #7485740.

          Cautionary Statement

          This press release contains statements that are forward-looking in nature, including statements regarding the Company’s market opportunities, product and service offerings and anticipated benefits of the acquisition. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company’s new product and service offerings; expected synergies of the Company’s acquisitions and anticipated cost savings may be delayed or not achieved at all; the difficulty of integrating the business, operations and employees of acquired companies; the ability to successfully combine product, service and support offerings and customer acceptance of combined offerings; market competition; funds used to repurchase the Company’s common stock could have been used for other, more strategic purposes; and new developments and changes in overall demand in the market for storage area networking and related products and services. Certain of these and other risks are set forth in more detail in “Item 1A. Risk Factors” in Brocade’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006.  Brocade does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

          About Brocade

          Brocade is the leading provider of networked storage solutions that help organizations connect, share, and manage their information. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

          NOTE:  Brocade, Brocade B weave logo, McDATA, Fabric OS, File Lifecycle Manager, MyView, Secure Fabric OS, SilkWorm, and StorageX are registered trademarks and the Brocade B wing logo and Tapestry are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.

BROCADE COMMUNICATIONS SYSTEMS, INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended

	January 27, 2007	October 28, 2006	January 28, 2006

Net revenues	$224,156	$208,821	$170,082
Cost of revenues	82,790	81,172	69,381

Gross margin	141,366	127,649	100,701
Operating expenses:
Research and development	42,391	43,427	38,742
Sales and marketing	38,587	38,752	30,868
General and administrative	7,404	7,566	7,801
Legal fees associated with indemnification obligations, SEC investigation and other related costs	5,228	3,475	4,029
Provision for SEC settlement	—	—	7,000
Acquisition and integration costs	7,433	9,061	—
Amortization of intangible assets	910	888	—

Total operating expenses	101,953	103,169	88,440

Income from operations	39,413	24,480	12,261
Interest and other income, net	7,456	6,705	7,030
Interest expense	(4)	(1,604)	(1,777)

Income before provision for income taxes	46,865	29,581	17,514

Income tax provision	13,547	9,624	7,854

Net income	$33,318	$19,957	$9,660

Net income per share - Basic	$0.12	$0.07	$0.04

Net income per share - Diluted	$0.12	$0.07	$0.04

Shares used in per share calculation - Basic	272,855	269,027	269,400

Shares used in per share calculation - Diluted	285,137	276,113	272,101

BROCADE COMMUNICATIONS SYSTEMS, INC.
GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	January 27, 2007	October 28, 2006

Assets
Current assets:
Cash and cash equivalents	$249,807	$274,368
Short-term investments	319,331	267,694

Total cash, cash equivalents, and short-term investments	569,138	542,062
Accounts receivable, net	94,577	98,394
Inventories	10,219	8,968
Prepaid expenses and other current assets	49,250	43,365

Total current assets	723,184	692,789
Long-term investments	62,521	40,492
Property and equipment, net	110,154	104,299
Goodwill	49,358	41,013
Intangible assets, net	16,069	15,465
Other assets	6,741	6,660

Total assets	$968,027	$900,718

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,819	$56,741
Accrued employee compensation	48,085	62,842
Deferred revenue	52,641	52,051
Current liabilities associated with lease losses	4,235	4,931
Other accrued liabilities	87,225	87,991

Total current liabilities	248,005	264,556

Non-current liabilities associated with lease losses	10,935	11,105
Non-current deferred revenue	16,562	8,827
Stockholders’ equity
Common stock	932,796	889,250
Accumulated other comprehensive loss	(1,386)	(817)
Accumulated deficit	(238,885)	(272,203)

Total stockholders’ equity	692,525	616,230

Total liabilities and stockholders’ equity	$968,027	$900,718

BROCADE COMMUNICATIONS SYSTEMS, INC.
GAAP CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(in thousands)
(unaudited)

	Three Months Ended

	January 27, 2007	January 28, 2006

Cash flows from operating activities:
Net income	$33,318	$9,660
Adjustments to reconcile net income to net cash provided by operating activities:
Excess tax benefit from employee stock plans	(6,314)	—
Depreciation and amortization	8,513	9,403
Loss on disposal of property and equipment	148	41
Amortization of debt issuance costs	—	405
Non-cash compensation expense	6,725	6,938
Provision for doubtful accounts receivable and sales returns	127	598
Provision for SEC settlement	—	7,000
Changes in operating assets and liabilities:
Accounts receivable	3,862	(6,662)
Inventories	(958)	2,866
Prepaid expenses and other assets	(5,091)	(2,462)
Accounts payable	(3,171)	4,262
Accrued employee compensation	(14,757)	(883)
Deferred revenue	8,325	5,476
Other accrued liabilities and long- term debt	4,050	(3,391)
Liabilities associated with lease losses	(1,446)	(1,217)

Net cash provided by operating activities	33,331	32,034

Cash flows from investing activities:
Purchases of property and equipment	(13,362)	(8,174)
Purchases of short-term investments	(117,700)	(60,835)
Purchases of restricted short-term investments	—	(50)
Proceeds from maturities and sale of short-term investments	92,602	52,649
Purchases of long-term investments	(52,176)	(11,068)
Proceeds from maturities and sale of long-term investments	3,696	—
Proceeds from the maturities of restricted short-term investments	—	1,208
Purchases of non-marketable minority equity investments	—	(3,750)
Cash paid in connection with acquisitions, net of cash acquired	(7,704)	—

Net cash used in investing activities	(94,644)	(30,020)

Cash flows from financing activities:
Excess tax benefit from employee stock plans	6,314	—
Proceeds from issuance of common stock, net	30,507	3,863

Net cash provided by financing activities	36,821	3,863

Effect of exchange rate fluctuations on cash and cash equivalents	(69)	(6)

Net increase (decrease) in cash and cash equivalents	(24,561)	5,871
Cash and cash equivalents, beginning of period	274,368	182,001

Cash and cash equivalents, end of period	$249,807	$187,872

BROCADE COMMUNICATIONS SYSTEMS, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME
(in thousands, except per share data)
(unaudited)

	Q1 07	Q4 06	Q1 06

Net income on a GAAP basis	$33,318	$19,957	$9,660
Adjustments:
Stock-based compensation expense included in cost of revenues	1,441	2,117	1,754

Total gross margin adjustments	1,441	2,117	1,754
Legal fees associated with indemnification obligations, SEC investigation and other related costs	5,228	3,475	4,029
Stock-based compensation expense included in research and development	1,998	2,519	2,440
Stock-based compensation expense included in sales and marketing	1,386	1,682	1,317
Stock-based compensation expense included in general and administrative	653	688	666
Provision for SEC settlement	—	—	7,000
Amortization of intangible assets	910	888	—
Acquisition and Integration costs	7,433	9,061	—

Total operating expense adjustments	17,608	18,313	15,452

Total operating income adjustments	19,049	20,430	17,206
Call premium on redeemed debt	—	1,115	—
Income tax effect of adjustments	(2,936)	(2,076)	(924)

Non-GAAP net income	$49,431	$39,426	$25,942

Non-GAAP net income per share - Basic	$0.18	$0.15	$0.10

Non-GAAP net income per share - Diluted	$0.17	$0.14	$0.10

Shares used in non- GAAP per share calculation - Basic	272,855	269,027	269,400

Shares used in non- GAAP per share calculation - Diluted	285,137	276,113	272,101

          See explanation of non-GAAP information included herein.

SOURCE  Brocade Communications Systems, Inc.
          -0-                                                     02/26/2007
          /CONTACT:  media, Michelle Leach, +1-408-705-8237, or mleach@brocade.com, or investors, Shirley Stacy, +1-408-333-5752, or sstacy@brocade.com, both of Brocade Communications Systems, Inc.; or Mat Small of Bite PR, +1-415-365-0398, or mat.small@bitepr.com, for Brocade Communications Systems, Inc./
          /Web site:  http://www.brocade.com /
          (BRCD BRCD2)